Exhibit 23.7
[Letterhead of Cogent Realty Advisors, LLC]
July 28, 2011
Fox Partners II, as
General Partner of Century Properties Fund XIX
4582 South Ulster Street Parkway, Suite 1100
Denver, CO 80237

Re:	Appraisal of Lakeside at Vinings Mountain Apartments (Atlanta, Georgia),
dated as of March 14, 2011, as updated on June 6, 2011.
Appraisal of Greenspoint at Paradise Valley Apartments (Phoenix, Arizona),
dated as of March 28, 2011, as updated on June 7, 2011.
Appraisal of Peak at Vinings Mountain Apartments (Atlanta, Georgia),
dated as of March 14, 2011, as updated on June 6, 2011.
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission (the “SEC”) of our appraisal reports, in their entirety, referenced above (the “Appraisal Reports”) with the Registration Statement on Form S-4 (the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of the Appraisal Reports, in their entirety, to the limited partners of Century Properties Fund XIX (“CPF XIX”) upon their request in connection with the merger involving CPF XIX, as described in the Registration Statement, and (ii) the reference to our firm and the description of the Appraisal Reports in the Registration Statement, including any amendments or supplements thereto, that may be filed with the SEC. We further acknowledge that the Appraisal Reports, in its entirety, will be generally available to the public through the filings with the SEC.

COGENT REALTY ADVISORS, LLC

By:	/s/ Steven Goldberg
Name:	Steven Goldberg
Title:	Managing Partner